Exhibit 5.1

October 5, 2005

JDS Uniphase Corporation

1768 Automation Parkway

San Jose, California 95131

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-4, including the proxy statement-prospectus forming a part thereof, filed by you with the Securities and Exchange Commission on October 5, 2005 and subsequently to be amended (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to 56,950,000 shares of your common stock, no par value per share (the “Stock”). The Stock will be issued to the former stockholders of Agility Communications, Inc. (“Agility”), a Delaware corporation, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of September 6, 2005, by and among you, JDSU Acquisition VIII, Inc. a Delaware corporation and your wholly-owned subsidiary, and Agility (the “Merger Agreement”). As counsel to JDS Uniphase Corporation and in connection with this opinion, we have examined all proceedings taken by you in connection with the registration of the Stock.

It is our opinion that the Stock, which is being issued by you in exchange for the shares of capital stock of Agility pursuant to the Merger Agreement, when issued in the manner described in the Registration Statement will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/S/    MORRISON & FOERSTER